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Exhibit 23.4

August 5, 2008

Consent of John T. Boyd Company

        We hereby consent to the use by Cloud Peak Energy Inc. (formerly known as Rio Tinto Energy America Inc. (the "Company") in connection with its Registration Statement on Form S-1 and any amendments thereto, of information contained in our reports dated April 25, 2008, and August 5, 2008, addressed to Rio Tinto Energy America, Inc., relating to certain coal reserves and resources information for the Company's Powder River Basin properties including setting forth the estimates of the Company's coal reserves in the Form S-1. We also consent to the reference to John T. Boyd Company in the filing and/or related documents, including the Prospectus contained in such Registration Statement and any amendments thereto.

JOHN T. BOYD COMPANY
/s/ RONALD L. LEWIS
Ronald L. Lewis Managing Director and COO

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Consent of John T. Boyd Company